DocuSign Envelope ID: 256996CC-2BE8-4440-9C25-54EC12980524

10.27

FIFTH AMENDMENT TO LEASE AGREEMENT

This Fifth Amendment to Lease Agreement (this “Amendment”) is between University Research Park, Incorporated, a Wisconsin nonstock corporation (“Landlord”) and Arrowhead Madison Inc., a Delaware corporation (“Tenant”) and is dated as of May 14, 2020.

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement dated as of January 8, 2016, as amended by that certain First Amendment to Lease Agreement dated October 22, 2018, that certain Second Amendment to Lease Agreement dated January 10, 2019, that certain Third Amendment to Lease Agreement dated January 11, 2019 and that certain Fourth Amendment to Lease Agreement dated September 19,2019 (collectively, the “Original Lease”). The Original Lease and this Amendment are together referred to herein as the “Lease.”

B.Pursuant to the Original Lease, Tenant leases from Landlord approximately 63,662 rentable square feet located at 502 South Rosa Road, Madison, Wisconsin (the “502 Building”), an additional2,971 rentable square feet in the 502 Building and approximately 7,558 rentable square feet located at 504 South Rosa Road, Madison, Wisconsin (the “504 Building”), each as more particularly defined in the Original Lease (the “Leased Premises”).

C.Landlord and Tenant wish to amend the Lease to expand the Leased Premises, extend the term and make certain other adjustments as more particularly set forth in this Amendment.

AGREEMENTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Defined Terms. Terms that are not defined in this Amendment but are defined in the Original Lease have the meanings given in the Original Lease.

2.Amendment of Lease. The Original Lease is hereby amended as follows:

a.Third Expansion Premises. Subject to the provisions of this Amendment, effective as of the day following the date that the Third Expansion Premises (defined below) is vacated by both Nimble Therapeutics, Inc. or its affiliate (“Nimble”) and Roche Nimblegen, Inc. or its affiliate (“Roche”) as more particularly described in Section 2.b. below and delivered to Tenant in the condition described in Section 2.c. below (the “Third Expansion Premises Commencement Date”), the Leased Premises shall be expanded to include the 25,965 rentable square feet of space located at 500 South Rosa Road, Madison, Wisconsin (the “500 Building”) depicted on Exhibit A attached hereto (the “Third Expansion Premises”). Following the Third Expansion Premises Commencement Date, the Leased Premises shall include a total of 100,156 rentable square feet. The 500 Building, 502 Building and 504 Building are collectively referred to hereinafter as the “Buildings.” Beginning July 1, 2020, Tenant and its employees, contractors and agents shall, upon reasonable prior written notice (but in no event less than 24 hours’ prior written notice) be provided with reasonable access to the Third Expansion Premises during business hours in order to evaluate the space and plan for the Tenant Improvements provided that such right is exercised (i) in a manner so as to not interfere with the business operations of Nimble, Roche or any other occupant of the 500 Building and (ii) in compliance with any security, confidentiality or other reasonable protocols established by Landlord, Nimble or Roche (the “Early Access”). Early Access to that portion of the Third Expansion Premises occupied by Nimble and/or Roche may reasonably be withheld from time to time based upon the reasonable requirements of Nimble and/or Roche. Tenant’s Early Access shall not exceed twenty (20) cumulative (in total; not consecutive) hours in space actually occupied by Nimble and/or Roche. For the avoidance of doubt, that portion of the Third Expansion Premises which is not occupied by Nimble or Roche shall not be subject to the time limitation set forth in the immediately preceding sentence.

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b.Existing Tenants. The Third Expansion Premises is currently occupied by Nimble pursuant to a short term lease expiring September 30, 2020 and by Roche pursuant to a lease expiring June 30, 2020. In the event that the Third Expansion Premises is not vacated by Nimble or Roche on or before October I, 2020, Landlord agrees to, at Landlord’s expense, take commercially reasonable steps to cause Roche and/or Nimble, as applicable, to vacate the space promptly, including, without limitation, delivering any statutorily required notices, filing an eviction action and diligently prosecuting the same to completion as permitted by applicable law, if necessary. In the event of a hold over by Nimble beyond October 1, 2020, as Tenant’s sole remedy as a result of such delay, Tenant shall be entitled to a delivery delay penalty from Landlord in the amount of $27,334 per month, prorated on a daily basis for each day on or after October I, 2020 in which the Third Expansion Premises is not delivered to Tenant by Landlord in the condition required in this Amendment. Landlord represents and warrants that the base rent payable by Nimble pursuant to its short term lease is $13,667 per month. Further, in the event of a hold over by Roche or any other third party other than Nimble beyond October 1, 2020, as Tenant’s sole remedy as a result of such delay, Tenant shall be entitled to any holdover damages (including any base rent owed and any holdover penalties) actually paid by Roche or such third party other than Nimble to Landlord for the period beyond October 1, 2020, less Landlord’s cost of collection and expressly excluding additional rent (which has a meaning consistent with how that term is defined in Section 2.2 of the Lease) for such period, and Landlord shall take commercially reasonable steps to collect any holdover damages (including any base rent owed and any holdover penalties) or other amounts from Roche or such third party other than Nimble that may be due.

c.Third Expansion Premises Condition. Subject to vacation of the Third Expansion Premises in broom clean condition and removal of all personal property therefrom, Tenant accepts the Third Expansion Premises in as-is, where-is condition and acknowledges that Landlord has not made any representation or warranty related thereto and Landlord shall not be required to construct, modify or otherwise improve the Third Expansion Premises in any manner except as explicitly set forth in Landlord’s Work to be completed following the Third Expansion Premises Commencement Date in accordance with Exhibit B attached hereto.

d.Term. The Term for the entire Leased Premises (including, without limitation, the Third Expansion Premises, following the Third Expansion Premises Commencement Date) is hereby extended through and shall expire at midnight on September 30, 2031. Section 1.3 of the Original Lease remains that Tenant is required to give Landlord written notice of its intention to exercise its option to extend the Term no later than twelve (12) months prior to the expiration of the Term, as the same is extended, and Tenant has two (2) options to extend the term of the Lease for five (5) years each beyond the expiration of the Term during which Base Rent shall increase 2.5% annually.

e.Base Rent. Effective as of the Third Expansion Premises Commencement Date, Tenant shall pay Base Rent for the entire Leased Premises as set forth in Exhibit C attached hereto. As set forth in Exhibit C and so long as Tenant is not in default beyond any applicable cure period, Base Rent and Additional Rent (totaling approximately $57,534.11 per month) related to the Third Expansion Premises shall be conditionally abated for the period beginning on the Third Expansion Premises Commencement Date and extending through the earlier of the following (the “Rent Abatement Period”) (i) Tenant’s use of the Third Expansion Premises for the operation of its business or (ii) the date that is eight (8) months following the Third Expansion Premises Commencement Date (without regard to the status of Tenant’s Improvements). In the event of Tenant’s default beyond any applicable cure period, the unamortized amount of abated rent shall become immediately due and payable.

f.Tenant’s Proportionate Share. Effective as of the Third Expansion Premises Commencement Date, Tenant’s Proportionate Share of the Buildings shall be increased to 70.18% (100,156 square feet of Leased Premises divided by 142,714 square feet in the Buildings). Tenant shall thereafter in accordance with Section 2.2 of the Original Lease pay, as additional rent, Tenant’s Proportionate Share of all amounts set forth in the Lease, including, without limitation, Real Estate Taxes, Common Area/Operating Expenses and Landlord’s insurance and utilities based thereon. In the event that Tenant occupies the entire leasable premises in any one or more of the Buildings, Landlord may allocate all of the foregoing costs related to such Buildings to Tenant in which case (i) Tenant’s Proportionate Share would only apply to those Building(s) which are partially occupied by Tenant and (ii) Tenant’s Proportionate Share would instead be calculated based on Tenant’s percentage share of a multi-tenant Building. Notwithstanding the foregoing and anything to the contrary in the Original Lease: (i) for the eighteen (18) month period beginning on the Third Expansion Premises Commencement Date, Common Area costs related to the 500 Building shall not include any capital expenditure (as determined pursuant to generally accepted accounting principles consistently applied (“GAAP”)) related to the repair or replacement of the roof, building structure or building envelope (provided, however, that Tenant shall be responsible for any damage to the extent arising from or related to work

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performed by or at the direction of Tenant); and (ii) following such eighteen (18) month period, such capital expenditures may be included in Common Area costs when amortized over such item’s useful life in accordance with GAAP subject, however, to the limitations and exclusions on Tenant’s obligations for payment of Common Area/Operating Expenses set forth in Lease (including, but not limited to, as set forth in Exhibit E to the Original Lease).

g.Security Deposit. On the date hereof, Tenant shall deposit an additional $57,534.11 with Landlord bringing the total Security Deposit to $199,183.62.

h.Utilities. Commencing on the Third Expansion Premises Commencement Date, Tenant shall pay all utilities for the Third Expansion Premises (and the remainder of the Leased Premises).

i.Tenant Improvements. Promptly following the Third Expansion Premises Commencement Date, Tenant shall in a diligent, good and workmanlike manner in accordance with plans to be approved by Landlord and in compliance with all applicable federal, state and local laws, rules, regulations and ordinances, improve the Third Expansion Premises pursuant to the process as described on Exhibit D attached hereto (collectively, “Tenant Improvements”). Section 1.6 in the Original Lease shall not apply to construction of the Tenant Improvements, which shall be governed solely by this Amendment.

j.Temporary Area. Beginning on the date hereof and continuing during the Rent Abatement Period, Landlord will provide Tenant with up to 3,000 square feet of land area behind the Buildings in its as-is condition to enable Tenant, at Tenant’s sole expense, to place trailers for temporary office, laboratory and/or commercial space (the “Temporary Space”). The exact location of the Temporary Space will be determined by the parties in good faith, provided that it shall not restrict access to the loading dock or otherwise interfere with the use of the 500 Building. All utilities and other expenses attributable to the Temporary Space shall be paid by Tenant. No later than the expiration of the Rent Abatement Period, Tenant shall remove all temporary trailers and other improvements installed pursuant to this section and restore the area to its prior condition or as close thereto as reasonably possible, including, without limitation repairing damage to asphalt and landscaping. In the event that Tenant does not timely remove the temporary trailers and other improvements and repair any damage as set forth in the immediately preceding sentence, Landlord shall notify Tenant of the failure and if Tenant does not thereafter comply with its obligation in the preceding sentence within fifteen (15) days, Landlord may thereafter complete the same and Landlord’s costs shall be reimbursed by Tenant as set forth in Section3.1 of the Lease.

k.Generator at 502 Building. Section 5 of the Second Amendment to Lease is hereby deleted in its entirety. Section 10.20 of the Lease is amended by adding the following at the end of the section:

Landlord purchased a new generator to serve the property located at 504 Rosa Road and then dedicated the current generator exclusively to the Leased Premises and Expansion Premises for Tenant. Prior to the expiration of the Rent Abatement Period, Tenant shall pay to Landlord a one-time generator fee equal to $53,000.00, which amount may be paid from the TI Allowance.

l.Generator at 500 Building. To the extent that Roche and/or Nimble abandons its generator serving the 500 Building, Landlord will quit claim Landlord’s interest in such generator to Tenant, without representation or warranty of any kind, following which Landlord shall have no obligation to maintain, repair or replace the same and the generator shall be treated as part of Tenant’s Improvements, to be maintained, repaired, replaced and/or removed by Tenant. In the event that Roche and/or Nimble abandons its generator as set forth in the immediately preceding sentence, Landlord will use reasonable efforts to obtain and provide to Tenant historic preventative maintenance logs and reports regarding the generator.

m.Common Areas/Parking. Without limiting Section 5.1 of the Original Lease, Tenant acknowledges that Landlord reserves the right to increase, decrease, alter, add to or eliminate the Common Area or portions thereof and to construct improvements thereon, including the designation by Landlord of parking spaces or other Common Areas for the exclusive use by one or more tenant, occupant or user; provided, however, that reasonable access to and use of the Leased Premises is provided and Landlord uses reasonable measures to minimize disruption or interruption to the conduct of Tenant’s business operations at the Leased Premises. Landlord further reserves the right to implement a district parking management program which would assign employee parking to new locations or structures within reasonable walking distance to the Buildings, which program Tenant shall implement and abide by, provided, however, that any such program would not (i) reduce the overall parking available to Tenant or (ii) increase the Rent payable by Tenant, without Tenant’s written consent which may be withheld in Tenant’s sole discretion.

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n.Installation, Repair and Maintenance. Sections 3.1 and 3.2 of the Original Lease are amended and restated in their entirety as follows (but remain subject to Landlord’s obligations under this Fifth Amendment including but not limited to Landlord’s obligation to complete Landlord’s Work in accordance with Exhibit B):

“3.1. Maintenance by Tenant. Tenant shall at all times keep the Leased Premises and all partitions, doors, fixtures, equipment and appurtenances thereof (including but not limited to electrical, lighting, HVAC and plumbing equipment, lines and equipment or systems servicing only the Leased Premises), all Tenant Improvements and other alterations made by Tenant and those items set forth on Schedule 3.1 attached hereto in good order, condition and repair, reasonable wear and tear excepted. Tenant shall provide Landlord with evidence at such times as set forth on Schedule 3.1 and at such other times as may be reasonably requested by Landlord, including to the extent applicable, service contracts, invoices, payment records, preventative maintenance logs and reports and other records reasonably requested by Landlord, to evidence that Tenant is timely performing its obligations in a good and workmanlike manner. Landlord shall be provided with reasonable access to the Leased Premises from time to time to verify Tenant’s compliance with the maintenance, repair and replacement obligations. If Tenant refuses or neglects to repair as required hereunder and to the reasonable satisfaction of Landlord as soon as reasonably possible after written demand, Landlord may access the Leased Premises and may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s property or to Tenant’s business by reason thereof and upon completion thereof, Tenant shall pay Landlord’s costs for making such repairs plus twenty percent (20%) for overhead, upon presentation of a bill therefore, as additional rent. When used in this section, the term “repairs” shall include replacements and renewals when necessary and all such repairs shall be equal in quality and class of original work. For the avoidance of doubt, all repairs to be completed and paid for by Tenant as set forth above and in Schedule 3.1 will not be included in Common Area costs pursuant to Section 5.5.

3.2. Maintenance by Landlord. Landlord shall keep the foundation, exterior and structural portions of exterior walls, roof, all other structural members of the Leased Premises and all Common Areas, including any electrical, HVAC and plumbing lines and equipment not exclusively servicing the Leased Premises (all of which shall be considered as part of Common Areas and included as a Common Area charge pursuant to Section 5.5) in good repair and shall have access to the Leased Premises for such purpose, but Landlord shall not be required to make any such repairs which become necessary or desirable by reason of the negligence of Tenant, its agents, servants, employees or customers or to the extent related to Tenant Improvements or other alterations.”

3.Force Majeure. The first sentence of Section 10.17 of the Original Lease is amended to clarify that force majeure shall include a pandemic, public health crisis or other health-related events that cause any government or health agency to declare a public health emergency, quarantine, travel restrictions or limitations on public gatherings or that cause governmental agencies or businesses to close or adopt restrictive practices in the area in which the Premises is located that materially interfere with the ability of a party to perform a particular obligation pursuant to the Lease.

4.Additional Expansion Opportunities (500 Building). Subject to any and all necessary approvals, licensing, permitting, and an agreement to cost allocation and rental rates, Tenant and Landlord verbally agreed that they will jointly pursue the construction of approximately 3,700 square feet on the east side of the 500 Building, generally as shown herein in Exhibit E. Upon execution of this Fifth Lease Amendment, the Parties shall use commercially reasonable efforts, act in a commercially reasonable manner and negotiate in good faith to reach an agreement in the form of a new amendment to the Lease regarding the construction and lease of this additional space to Tenant, with the mutual understanding that Tenant desires to have such additional square footage constructed promptly.

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5.Additional Expansion Opportunities (University Research Park). In the event Tenant seeks additional space, including in accordance with Landlord’s long-term expansion plan, Tenant may notify Landlord of its requirements (including programmatic requirements and timetable). Landlord and Tenant may negotiate for additional space subject to a separate and mutually agreeable lease or amendment. At Tenant’s request (including programmatic requirements and timetable), Landlord will provide Tenant with a proposal to construct additional contiguous space to the Leased Premises or an alternate location determined by Landlord. Such proposal will include construction of the exterior structure, façade, walls, structural support and roof and will be based on conditions at the time of the proposal, including market rents, current and projected interest rates, construction costs, the expansion size, availability/site control of nearby land, the required parking solution and the long term value of the expansion to Landlord.

6.Effect. Except as amended by this Amendment, all of the terms, covenants, conditions, provisions, and agreements of the Original Lease remain in full force and effect. The provisions of this Amendment supersede and control over any conflicting provisions in the Original Lease.

7.Estoppel. Tenant and Landlord hereby represent and warrant that, as of the date hereof (to the best of their actual knowledge with respect to items (b) and (c)), (a) the Lease is in full force and effect and has not been modified or amended, except as set forth herein, (b) neither Tenant nor Landlord is in default under the Lease nor does Tenant or Landlord have any knowledge of any event which with the giving of notice and passage of time would result in a default, and (c) Landlord and Tenant have performed all obligations on each of their respective parts under the Lease, and neither Party has any claims against the other Party, including any claims of offset against any rent or other sums payable by Tenant under the Lease. Without limiting the forgoing, Tenant hereby consents and waives and rights or claims against Landlord related to Nimble or Roche’s occupancy of the Third Expansion Premises as set forth above.

8.Miscellaneous. This Amendment and the Original Lease embodies the entire agreement between the patties as to its subject matter and supersedes any prior agreements with respect thereto. There are no agreements or understandings between the parties with respect to the subject matter of this Amendment not set forth in this Amendment or the Original Lease. This Amendment cannot be modified except by a writing signed by both parties.

9.Signing and Delivery. This Amendment will be effective only when both Landlord and Tenant have signed and delivered it. Landlord’s submission of an unsigned copy this Amendment to Tenant for evaluation, negotiation, or signature by Tenant will not constitute signature of this Amendment by Landlord or otherwise bind Landlord, regardless of whether the cover letter or email transmitting that copy of this Amendment is signed or contains words of approval. This Amendment may be signed in counterparts and, when counterparts of this Amendment have been signed and delivered by the required parties as provided in this section, this Amendment will be fully binding and effective, just as if both of the parties had signed and delivered a single counterpart of this Amendment. Any counterpart transmitted by facsimile or email shall, in all cases, be deemed an original signature.

[signature page follows]

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IN WITNESS WHEREOF, this Fifth Amendment to Lease is signed by the pmties as of the date set fmth above.

Landlord:

Tenant:

The undersigned Guarantor consents to the terms of this Fifth Amendment to Lease Agreement and agrees that except as limited by the First Amendment to Lease Agreement dated October 22, 2018, the Guaranty Agreement dated January 8, 2016 remains in full force and effect, including with respect to Tenant’s obligations pursuant to this Fifth Amendment to Lease Agreement.

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Exhibit C

	Lease Period	Total Base Rent/Monthly Original Premises	Total Base Rent/Monthly First And Second Expansion Premises	Third Expansion Premises**	Total Base Rent/Monthly Third Expansion Premises	(-) Monthly Rent Concession Third Expansion Premises (up to 8 initial months)***	Total Base Rent/Monthly Combined Premises 97,185 RSF chargeable*
		58,023 RSF
					25,965 RSF**
			13,197 RSF chargeable*
	10/1/19 - 9/30/20	$83,311.36	$18,002.92				$101,314.28
	10/1/20 - 9/30/21	$85,390.52	$18,452.99	$21.75	$47,061.56	($57,534.11)	$93,370.96
	10/1/21 - 9/30/22	$87,518.03	$18,914.31	$22.29	$48,238.10	$0.00	$154,670.44
	10/1/22 - 9/30/23	$89,693.89	$19,387.17	$22.85	$49,444.05	$0.00	$158,525.11
	10/1/23 - 9/30/24	$91,918.10	$19,871.85	$23.42	$50,680.16	$0.00	$162,470.11
	10/1/24 - 9/30/25	$94,239.02	$20,368.65	$24.01	$51,947.16	$0.00	$166,554.83
	10/1/25 - 9/30/26	$96,608.30	$20,877.86	$24.61	$53,245.84	$0.00	$170,732.00
	10/1/26 - 9/30/27	$99,025.92	$21,399.81	$25.22	$54,576.98	$0.00	$175,002.71
	10/1/27 - 9/30/28	$101,491.90	$21,934.81	$25.85	$55,941.41	$0.00	$179,368.12
	10/1/28 - 9/30/29	$104,006.23	$22,483.18	$26.50	$57,339.94	$0.00	$183,829.35
	10/1/29 - 9/30/30	$106,606.39	$23,045.26	$27.16	$58,773.44	$1.00	$188,426.09
	10/1/30 - 9/30/31	$109,271.55	$23,621.39	$27.84	$60,242.78	$2.00	$193,137.72
Optional Extension #1 (5 years)	10/1/31 - 9/30/32	$112,003.33	$24,211.93	$28.54	$61,748.85	$0.00	$197,964.11
	10/1/32 - 9/30/33	$114,803.42	$24,817.22	$29.25	$63,292.57	$0.00	$202,913.21
	10/1/33 - 9/30/34	$117,673.50	$25,437.65	$29.98	$64,874.88	$0.00	$207,986.04
	10/1/34 - 9/30/35	$120,615.34	$26,073.60	$30.73	$66,496.76	$0.00	$213,185.69
	10/1/35 - 9/30/36	$123,630.72	$26,725.44	$ 31.50	$68,159.17	$0.00	$218,515.33
Optional Extension #2 (5 years)	10/1/36 - 9/30/37	$126,721.49	$27,393.57	$32.29	$69,863.15	$0.00	$223,978.22
	10/1/37 - 9/30/38	$129,889.53	$28,078.41	$33.10	$71,609.73	$0.00	$229,577.67
	10/1/38 - 9/30/39	$133,136.77	$28,780.37	$33.92	$73,399.98	$0.00	$235,317.11
	10/1/39 - 9/30/40	$136,465.19	$29,499.88	$34.77	$75,234.98	$0.00	$241,200.04
	10/1/40 - 9/30/41	$139,876.82	$30,237.38	$35.64	$77,115.85	$0.00	$247,230.04

* Per the Fourth Lease Amendment, 2,971 RSF (i.e., the Second Expansion Premises or chemical storage expansion area) is included for calculating Tenant’s proportionate share but not included for base rent calculations.

** Base & Add I Rent is owed upon Third Expansion Rent Commencement Date, but offset by Rent Concession

*** See lease for details of 8 month rent concession; commencing upon delivery/rent commencement